Exhibit 99.2

Legal Opinion

Date:	March 28, 2025
To:	Julong Holding Limited (the “Company”)
3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands

Dear Sirs or Madams

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as the PRC legal counsel to Julong Holding Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Class A Ordinary Shares on the Nasdaq Capital Market .

A. Documents and Assumptions

1.	In rendering this opinion, we have carried out due inquiry and examined copies of the Registration Statement and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below), the Company and appropriate representatives of the Company and the PRC Entities (as defined below).

2.	In rendering this opinion, we have assumed without further inquiry or investigation that (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, other than the PRC Entities, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entity from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

1.	“Constitutional Documents” means any joint venture contracts, articles of association, by-laws, and business licences;

2.	“CSRC” means the China Securities Regulatory Commission;

3.	“Encumbrance” means any lien, mortgage, pledge, charge, encumbrance, security interest, claim or any other third party right (collectively, the “Encumbrances”);

4.	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC (collectively, the “Governmental Agencies”);

5.	“Governmental Authorizations” means any license, approval, consent, waiver, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

6.	“M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by six PRC Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange on August 8, 2006, and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

7.	“Material Adverse Effect” means a material adverse effect on the financial or trading position, condition (financial or otherwise), prospects, results of operations, business, management or general affairs of the Company;

8.	“MOFCOM” means the Ministry of Commerce of China;

9.	“PRC Entities” means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Entity”;

10.	“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof;

11.	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement;

12.	“SAFE” means State Administration of Foreign Exchange of China;

13.	“SAFE Circular 37” means Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Round-tripping by Chinese Residents through Special Purpose Vehicles, as promulgated by SAFE and taking effect on July 4, 2014.

C. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Incorporation and Existence of PRC Entities

(1) To the best of our knowledge after due inquiry, each of the PRC Entities is duly incorporated, validly existing and in good standing under the PRC Laws. Each of the PRC Entities has requisite corporate power and authority to own, lease and operate its properties and to carry on its main business as now being conducted.

(2) The organizational structure of each PRC Entity is valid and in full compliance with the applicable PRC Laws. To the best of our knowledge after due inquiry, the Constitutional Documents of each PRC Entity has been duly approved and filed in accordance with the laws of the PRC and are valid. The business scope specified in the Constitutional Documents of each PRC Entities complies in all material respects with the requirements of all applicable PRC Laws. The operation of business by and the term of operation of the PRC Entities in accordance with the Constitutional Documents is in compliance in all material respects with applicable PRC Laws.

2.	Capitalization.

To the best of our knowledge after due inquiry, except that [Beijing Junxinyuan Technology Development Co., Ltd. has not completed the payment of the registered capital], which is in accordance with its Constitutional Documents and would not have a Material Adverse Effect, the registered capital of each PRC Entity has been fully paid up in accordance with its Constitutional Documents and PRC Laws. To the best of our knowledge after due inquiry, the equity interest in such registered capital is legally owned by such PRC Entity’s respective shareholder, and the registered capital of the PRC Entities is owned free and clear of any Encumbrance.

3.	Corporate Structure

The descriptions of the corporate structure of the PRC Entities set forth in the Registration Statement are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respect. To the best of our knowledge after due inquiry, the transactions of acquisition and restructuring involving the PRC Entities as described in the “Corporate History and Structure” section of the Registration Statement are not in violation of, and immediately after the consummation of such transactions of acquisition and restructuring will not result in violation of, any PRC Laws currently in effect, in any material respect, and no Governmental Authorizations or any other necessary steps required under the PRC Laws other than those already obtained is required under the existing PRC Laws for the establishment of such shareholding structures.

4.	Filing of Securities Offering and Listing

On February 17, 2023, the CSRC announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing By Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines (the “Trial Measures”), which came into effect on March 31, 2023, refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. This Offering and listing on the Nasdaq Capital Market are contingent on the Company’s completion of the filing procedures with the CSRC under the Trial Measures. The Company has completed the filing with the CSRC regarding the overseas listing application as of the date hereof.

5.	Cybersecurity Review

The Cybersecurity Review Measures which came into effect on February 15, 2022, require online platform operators possessing personal information of more than one (1) million users to apply for the cybersecurity review for its overseas listing, and the cybersecurity review shall focus on the assessment of the impact or potential impact on the national security of the online platform operators’ data processing activities. As confirmed by the Company, the PRC Entities have not possessed personal information more than one (1) million users, therefore, application for the cybersecurity review is not required.

6.	Legal Proceedings

(1) To the best knowledge after due inquiry and as confirmed by the Company, as of the date of this opinion, none of the PRC Entities has been involved in any legal or administrative litigation that may have a material adverse effect on the company’s business, balance sheet, operating performance and cash flow.

(2) To the best knowledge after due inquiry and as confirmed by the Company, (i) there has been no meeting convened and no order, petition or resolution passed for the winding-up, dissolution, liquidation, administration, amalgamation, merger or consolidation or any analogous procedure of the PRC Entities, or the appointment of a receiver of their assets; (ii) there is no action or legal, administrative, arbitration or other proceedings pending in the PRC to which any of the PRC Entities is a party, which might result in the winding-up, dissolution or liquidation of any of the PRC Entities, or the appointment of a receiver in respect of any of their property or assets; (iii) no notice of appointment of any receiver, administrator, liquidator, trustee, custodian or other similar officer has been served in respect of any of the PRC Entities; (iv) none of the PRC Entities has taken any action nor have any steps been taken, or are being taken, or legal proceedings been started against any of the PRC Entities for the suspension, withdrawal, revocation or cancellation of the business licence of any of the PRC Entities; (v) no judgment has been rendered declaring any of the PRC Entities bankrupt or involved in an insolvency proceeding.

7.	M&A Rules.

Given that (i) Beijing Junxinyuan Technology Development Co., Ltd. was established as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of the equity or assets of a “PRC domestic company” as defined under the M&A Rules; (ii) at the time of subscription of 1% increased capital of Julong Online (Beijing) Technology Development Co., Ltd. by Hong Kong Qinan Holding Limited, Hong Kong Qinan Holding Limited was a foreign investor and was independent from Julong Online (Beijing) Technology Development Co., Ltd. and its shareholder; and (iii) in the case of acquisition of 99% equity interest in Julong Online (Beijing) Technology Development Co., Ltd. by Beijing Junxinyuan Technology Development Co., Ltd., Julong Online (Beijing) Technology Development Co., Ltd. was a foreign invested company, the M&A Rules are not applicable in such circumstances, and the listing of the Company’s ordinary shares on the Nasdaq Capital Market does not require prior approvals from the CSRC and MOFCOM under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

8.	Taxation.

The statements made in the Registration Statement under the caption “Taxation”, with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

9.	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provides for the recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if such PRC courts decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

10.	Foreign Exchange Registration

Each of the individual shareholders who are PRC domestic residents of the Company has respectively completed relevant registration or filing under the SAFE Circular 37, for his/her ownership interest in the Company.

11.	Intellectual Property

To the best of our knowledge after due inquiry, (i) [the PRC Entities own, or have rights to use under licence, all intellectual properties in the Prospectus] free and clear in all material respects of all Encumbrances; (ii) there are no actions, suits or proceedings (legal, administrative, governmental, arbitral or otherwise) current, pending, or threatened in the PRC, which are against or affecting such intellectual properties, whether or not arising in the ordinary course of business, which would, individually or in the aggregate, have a Material Adverse Effect.

12.	No Sovereign Immunity

Under the PRC Laws, none of the PRC Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

D. Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

1.	Our opinion is limited to the PRC laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

2.	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

3.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

4.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

5.	We may rely, as to the matters of fact, to the extent we deem proper, on certificates and confirmation of responsible officers of the PRC Entities and PRC government officials.

6.	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

7.	As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby after reasonable investigation and inquiry in the legal due diligence based on the information provided or confirmed by the Company and our research from the public official resources. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC and Governmental Agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

This Opinion is rendered at the request of and solely for the benefit of Julong Holding Limited in connection with the above matters. This Opinion may not be relied upon, quoted or referred to for any other purpose or released upon by or furnished to any other person without our prior written consent.

[SIGNATURE PAGE]

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP

Beijing Dacheng Law Offices, LLP

APPENDIX A

List of the PRC Entities

1. Julong Online (Beijing) Technology Development Co., Ltd. (“巨龙在线（北京）科技发展有限公司” in Chinese)

2. Beijing Junxinyuan Technology Development Co., Ltd. (“北京君信源科技发展有限公司” in Chinese)